Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”), signed as of April 23, 2014, is entered into by and among: (a) Yadkin Financial Corporation (“Yadkin Financial”), a North Carolina corporation, and Yadkin Bank, a state bank chartered under the laws of North Carolina; and (b) Steven W. Jones (“Executive”), a resident of Wake County, North Carolina.

RECITALS

WHEREAS, Yadkin Financial has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with VantageSouth Bancshares, Inc. (“VantageSouth”), a Delaware corporation, and Piedmont Community Bank Holdings, Inc. (“Piedmont”), a Delaware corporation, pursuant to which VantageSouth and Piedmont will each merge with and into Yadkin Financial, with Yadkin Financial as the surviving entity (the “Mergers”);

WHEREAS, the Executive presently serves as President of VantageSouth Bank, a state bank chartered under the laws of North Carolina and wholly owned subsidiary of VantageSouth, and will continue to do so on behalf of both entities until the Effective Date of the Mergers; and

WHEREAS, Yadkin Financial, Yadkin Bank and Executive now desire to enter into this Agreement in order to set forth the terms and conditions of Executive’s employment from and after the Effective Date, under the terms and conditions of this Agreement, and Executive desires to be employed by Yadkin Financial and Yadkin Bank from and after the Effective Date, under the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Employment. Yadkin Financial and Yadkin Bank (sometimes collectively referred to herein as the “Employer Group”) agree to employ Executive, and Executive hereby accepts employment with Employer Group, under the terms and conditions set forth in this Agreement. As used herein, unless the context clearly indicates otherwise, the term “Employer Group” shall be construed to refer to the Employer Group as a whole, any individual member, or any combination of members.

2. Employment Period. Executive’s employment with Yadkin Financial and Yadkin Bank shall continue under the terms and conditions of this Agreement, beginning on the Effective Date and continuing until the third anniversary of the Effective Date (the “Initial Term”). Within 90 days of the second anniversary of the Effective Date, and, as may be necessary prior to each anniversary of the Effective Date thereafter for the remainder of the Employment Period (defined below), the Executive and the Employer Group shall meet in good faith to determine whether to extend the term of this Agreement for an additional one (1) year period (each a “Renewal Term”) beyond the then effective expiration date. If the parties do not mutually agree to extend the term of the Agreement, the Agreement will expire at the end of the Initial Term or applicable Renewal Term, as appropriate. The Initial Term plus any and all

Renewal Terms are collectively referred to in this Agreement as the “Employment Period”. In the event Executive’s employment with Employer Group continues after the expiration of the Initial Term or applicable Renewal Term, Executive’s post-expiration employment will be at will. This Agreement, and Executive’s employment under this Agreement, may also be terminated during the Employment Period as set forth in Section 7 below.

3. Position and Duties.

(a) Yadkin Financial Position. Executive will serve as the Chief Banking Officer of Yadkin Financial reporting directly to Yadkin Financial’s Chief Executive Officer. In his capacity as Chief Banking Officer, Executive shall have the authority, subject to the supervision and oversight of the Chief Executive Officer and the oversight of the Executive Chairman and Yadkin Financial’s Board of Directors (“Yadkin Financial Board”), to perform such duties and related functions of Yadkin Financial consistent with such authority as may be assigned by the Chief Executive Officer, Executive Chairman and Yadkin Financial Board from time to time; provided, however, that such duties shall at all times be commensurate with Executive’s status as the Chief Banking Officer of Yadkin Financial.

(b) Yadkin Bank Position. Executive will serve as the Chief Banking Officer of Yadkin Bank reporting directly to Yadkin Bank’s Chief Executive Officer. In his capacity as Chief Banking Officer, Executive shall have the authority, subject to the supervision and oversight of the Chief Executive Officer and the oversight of the Executive Chairman and Yadkin Bank’s Board of Directors (“Yadkin Bank Board”), to perform such duties and related functions of Yadkin Bank consistent with such authority as may be assigned by the Chief Executive Officer, Executive Chairman and Yadkin Bank Board from time to time; provided, however, that such duties shall at all times be commensurate with Executive’s status as the Chief Banking Officer of Yadkin Bank.

(c) Responsibilities. Executive will devote his best efforts and his full business time and attention to the business and affairs of the Employer Group, and will perform his duties and responsibilities under this Agreement in a diligent, trustworthy, business-like and efficient manner, consistent with the Employer Group’s policies and applicable laws and regulations. Nothing in this Agreement is intended or should be construed as prohibiting Executive from engaging in charitable and civic activities, or from managing Executive’s personal investments and affairs.

4. Compensation.

(a) Base Salary. During the Initial Term, the Employer Group will pay Executive a base salary at a rate of $350,000 per year as compensation for all services performed by Executive as an employee, director or officer of the Employer Group (“Base Salary”). Thereafter, the Base Salary shall be reviewed no less frequently than annually by the Yadkin Financial Board or such committee of the Yadkin Financial Board to which the Board may delegate such functions (“Compensation Committee”) for the purpose of evaluating potential increases of the Base Salary. Executive’s Base Salary may not be decreased without Executive’s written consent, except in connection with an across-the-board salary decrease affecting all similarly situated Employer Group executives in the same proportion. The Base Salary will be paid in installments in accordance with the Employer Group’s regular payroll schedule and policies, and will be subject to all tax and other applicable withholdings.

(b) Bonus. At the discretion of the Yadkin Financial Board, for each calendar year during the Employment Period (each a “Bonus Year”), Executive shall be eligible to receive an annual cash performance bonus (“Bonus”) based on Executive’s achievement of certain performance criteria, as set forth below.

(i) Performance Goals. Any potential Annual Bonus paid to Executive during any Bonus Year shall be based on achievement by Executive and/or the Employer Group of certain objective performance criteria, which may include Earnings per Share; Tier 1 Leverage Ratio; Classified Assets/Tier 1 + ALLL; ROAA; Net Interest Margin; Efficiency Ratio; Noninterest Income/Revenue; Loan/Deposit Ratio; and Loan Portfolio Mix. Prior to, or within thirty (30) days after, the commencement of each Bonus Year, the Compensation Committee shall establish in writing, in consultation in good faith with the Executive Chairman and Chief Executive Officer,: (a) the performance criteria, and the specific measures and benchmarks for such criteria, that are applicable to Executive’s discretionary Annual Bonus for that Bonus Year (“Performance Goals”), and (b) the formula to be used for determining the percentage of the Performance Bonus which may be payable to Executive based on the attainment of Performance Goals for the Bonus Year. The Performance Goals shall be subject to the approval of the Yadkin Financial Board after such goals are established by the Compensation Committee.

(ii) Payment. Subject to Section 8 below, Executive must be employed by the Employer Group on the last business day of a Bonus Year to be eligible to receive a Bonus award for such year. Any Bonus due to Executive shall be paid within two and a half (2 1/2) months after the end of the Bonus Year in accordance with Employer Group’s regular payroll schedule. All Bonus payments shall be subject to tax and other applicable withholdings.

(c) Other Plans. Executive will be eligible to participate in any other bonus, incentive, equity or deferred compensation plans that may hereafter be established by the Employer Group for similarly situated executives, subject to the terms and conditions of the applicable plan documents and related agreements.

(d) Benefits.

(i) Paid Time Off. During the Employment Period, Executive shall be entitled to paid holidays in accordance with Employer Group’s standard policies applicable to similarly situated executives, as they may be in effect from time to time.

(ii) Other Benefits. During the Employment Period, Executive shall be eligible to participate in all welfare, retirement and fringe benefit plans and programs offered by the Employer Group (including any Yadkin Financial plans or programs maintained by the Employer Group following the Effective Date) to similarly situated executives, including, but not limited to, medical, dental, disability, life and other insurance plans, and 401(k) or other retirement savings plans, subject to the terms and conditions of the governing plan documents.

(iii) Business Expenses. During the Employment Period, the Employer Group will reimburse Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties under this Agreement in accordance with Employer Group’s policies generally applicable to similarly situated executives and subject to all requirements in those policies regarding reporting and documentation of such expenses. Provided, however, that reimbursements shall not be made for expenses submitted after the end of the calendar year immediately following the calendar year in which the expenses were incurred.

(e) Apportionment of Obligations. Yadkin Financial and Yadkin Bank are jointly and severally liable to Executive for payment or provision of all compensation, benefits or other payments of any kind to which Executive is entitled under this Agreement. Yadkin Financial and Yadkin Bank may apportion such obligations among themselves as they may agree from time to time in their sole discretion; provided, however, that they must satisfy in full all such obligations in a timely manner as set forth in this Agreement regardless of any agreed-upon apportionment. Executive’s receipt of satisfaction in full of any such obligation from any member of the Employer Group or some combination thereof shall extinguish the obligations of all members of the Employer Group with respect to such obligation.

(f) Clawback. Notwithstanding any other provisions in this Agreement to the contrary, Executive agrees that any compensation and benefits provided to him under this Agreement that are subject to recovery or recoupment under any applicable law, regulation or securities exchange rule, shall be recouped by the Employer Group as necessary to satisfy such law, regulation, or rules. These laws, regulations, and rules include, but are not limited to, where such compensation constitutes “excessive compensation” within the meaning of 12 C.F.R. Part 30, Appendix A, where the Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. § 359.4(a)(4), and if Yadkin Bank becomes, and for so long as Yadkin Bank remains, subject to the provisions of 12 U.S.C. § 1831o(f), where such compensation exceeds the restrictions imposed on the senior executive officers of such an institution. In addition, Executive agrees that any incentive compensation provided to him under this Agreement that is subject to recovery or recoupment under any internal policy of the Employer Group shall be shall be recouped by the Employer Group as necessary to satisfy such internal policy. Executive agrees to promptly return or repay any such compensation, and authorizes Employer Group to deduct such compensation from any other payments owed to Executive by Employer Group if he fails to do so.

5. Ownership of Intellectual Property. Executive agrees that during employment with Employer Group, Executive will promptly disclose to Employer Group any and all inventions, modifications, discoveries, improvements, developments, innovations, methods, processes, techniques, technologies, computer programs, designs, patterns, plans, drawings, specifications, formulae, data, mask works, marks, names, know-how, works of authorship or other intellectual property, whether or not patentable, copyrightable or otherwise protectable, that were made, conceived, discovered, developed or reduced to practice in whole or in part by

Executive or with the assistance of Executive, whether or not during regular working hours, that: (a) relate in any manner to Employer Group’s business; any products or services developed, manufactured or sold by Employer Group; or Employer Group’s actual or demonstrably anticipated research or development; (b) result from work performed by Executive on behalf of the Employer Group; or (c) result from the use of Employer Group’s time, materials, equipment, supplies, facilities, employees or Confidential Information (“Inventions”). Executive agrees that any and all Inventions will be the sole, exclusive and absolute property of the Employer Group, and Executive hereby irrevocably and unconditionally assigns, without further compensation, all ownership, title and rights in and to all such Inventions to Employer Group. Executive agrees to execute and deliver any and all applications, registrations, assignments and other documents, and to perform all other actions which Employer Group may consider necessary or helpful to establish and confirm its ownership of the Inventions; to obtain patent, trademark, copyright or other legal protection relating to the Inventions; or to prosecute or defend any litigation or controversy relating to such Inventions.

6. Confidential Information.

(a) Executive understands and agrees that in the course of employment with the Employer Group, Executive will receive, obtain and have access to certain confidential and proprietary information relating to Employer Group’s business (“Confidential Information”). For purposes of this Agreement, Confidential Information is any confidential or proprietary information (whether in verbal, written, graphic, electronic or any other form or format) furnished to, obtained by, or created by Executive while employed by the Employer Group which could be used to harm or compete against the Employer Group, including, but not limited to, information relating to Employer Group’s customers and prospective customers, suppliers, distributors, investors, lenders, consultants, contractors and employees; price lists and pricing policies and standards; financial data, statements and information; budgets and projections; business methods, strategies and practices; business plans; production, distribution and other costs; market research; marketing, sales and distribution strategies; manufacturing techniques and processes; business methods and processes; planned or pending proposals; planned or pending future projects; new business plans and initiatives; technical information; research and development information and projects; inventions, discoveries, ideas, improvements, innovations, know-how, formulae, designs, drawings, patterns, specifications, models, samples, prototypes, works of authorship and any other intellectual property; photographs and images; computer technology, hardware, software and systems; any other confidential information and materials relating to the business of the Employer Group, as well as all notes, memoranda, reports, records, compilations, manuals, summaries, analyses, electronic files, computer tape, disks or other electronic storage containing or relating to the Confidential Information. Confidential Information does not include any information that is or becomes available to the general public by means other than any breach by Executive of this Agreement or disclosure by any person who has a right to disclose such information.

(b) Executive acknowledges and agrees that the Confidential Information is a unique and valuable asset that derives independent actual or potential commercial value from not being generally known or available to the public; that the Confidential Information is the sole and exclusive property of the Employer Group, and that Executive has no claim, right, title or interest of any kind in or to any Confidential Information; that the Confidential Information is provided to Executive in trust and confidence to assist Executive in performing Executive’s or Executive’s duties under this Agreement and in furthering the business interests of Employer Group; and that any use or disclosure of the Confidential Information for any other purpose would damage the legitimate business interests of Employer Group and would cause irreparable harm to the Employer Group.

(c) Executive therefore agrees that during employment with the Employer Group, and at all times after termination of Executive’s employment with the Employer Group by either party for any reason, Executive will keep the Confidential Information strictly confidential and will not, either directly or indirectly, without the prior written consent of the Employer Group, disclose any Confidential Information to any unauthorized person or entity, or use any Confidential Information for Executive’s own benefit or for the benefit of any person or entity other than Employer Group, except as such disclosure may be required by law; provided, however, that Executive will notify the Employer Group in writing of any such required disclosure as far in advance as practicable under the circumstances and cooperate with the Employer Group to limit the scope of such disclosure.

(d) Executive further agrees that immediately upon termination of Executive’s employment with the Employer Group by either party for any reason, or upon request by the Employer Group at any other time, Executive will deliver or cause to be delivered to Employer Group all notes, memoranda, reports, records, manuals, compilations, summaries, analyses, software, computer disks or other electronic storage media, and any other documents or materials of any type or description (including all copies) that contain or relate in any way to the Confidential Information.

(e) Executive acknowledges and agrees that Employer Group will suffer irreparable harm in the event Executive breaches his obligations under this Section 6 and that he will be liable for such damages as specified in Section 13 of this Agreement as well as any other remedies available to Employer Group at law or in equity.

7. Termination. This Agreement, and Executive’s employment under this Agreement, may be terminated during the Employment Period as described in this Section 7. With the exception of a termination upon death, for so long as the Company has both an Executive Chairman and a Chief Executive Officer, the termination of this Agreement, and Executive’s employment under this Agreement, shall require the mutual consent of both such individuals.

(a) Death. This Agreement will automatically terminate upon the death of Executive. In the event of termination due to Executive’s death, the effective date of termination (“Termination Date”) shall be the date of Executive’s death.

(b) Disability. Employer Group may terminate this Agreement and Executive’s employment under this Agreement due to Executive’s Disability. For purposes of this Agreement, “Disability” means Executive’s inability to perform the essential functions of his employment due to illness, injury, or any mental or physical impairment, which inability cannot be remedied by any reasonable accommodation the Employer Group may be required to provide to Executive under the Americans with Disabilities Act, 29 U.S.C. §§ 2601 et seq., for a period of ninety (90) consecutive days or for a total of one hundred-eighty non-consecutive days in a single twelve (12) month period (“Period of Incapacity”). The Employer Group may not terminate this Agreement or Executive’s employment under this Agreement for Disability prior to the expiration of the applicable Period of Incapacity. During the Period of Incapacity, Employer Group shall continue to pay all compensation and benefits due to Executive; provided, however, that Employer Group may offset any income replacement benefits Executive may receive under any Employer Group-provided insurance policy or from the Social Security Administration. Upon expiration of the applicable Period of Incapacity, the Employer Group must provide Executive with written notice that the Agreement will terminate due to Executive’s Disability on the fifteenth (15th) calendar day after the date of the notice unless Executive returns to the full-time performance of his duties on or before the proposed effective date of termination (“Notice of Disability Termination”). In the event of termination due to Disability, the Termination Date shall be the proposed effective date of termination in Employer Group’s Notice of Disability Termination (provided that Executive does not return to work as set forth above).

(c) For Cause. The Employer Group may terminate this Agreement and Executive’s employment under this Agreement for Cause during the Employment Period as set forth below.

(i) For purpose of this Agreement, “Cause” means:

(A) Fraud, embezzlement, theft, or other intentional misconduct by Executive in connection with the performance of his duties under this Agreement;

(B) Executive’s conviction of, or plea of guilty or no contest to, any felony involving dishonesty or moral turpitude which is determined in the good faith judgment of the Yadkin Financial Board, to be materially and demonstrably harmful to the Employer Group’s business or reputation, or to materially interfere with Executive’s performance of his duties under this Agreement;

(C) Executive’s failure or refusal to substantially perform Executive’s employment duties under this Agreement, which Executive fails to cure within thirty (30) days after receipt of written notice from the Employer Group specifically describing the alleged failure or refusal;

(D) Executive’s failure or refusal to comply with any valid and legal directive of the Yadkin Financial Board, or Yadkin Bank Board, which Executive fails to cure within thirty (30) days after receipt of written notice from the Employer Group specifically describing the alleged failure or refusal;

(E) Executive’s failure or refusal to comply with Employer Group’s material written rules or policies, or with any state or federal statute or regulation applicable to Employer Group’s business, which Executive fails to cure within thirty (30) days after receipt of written notice from the Employer Group specifically describing the alleged failure or refusal;

(F) Executive’s breach of his obligations in Sections 6 or 12 of this Agreement; or

(G) Executive’s material breach of any other material obligation under this Agreement (other than those in Sections 6 or 12) or any other written agreement between Executive and the Employer Group which Executive fails to cure within thirty (30) days after receipt of written notice from the Employer Group specifically describing the alleged material breach.

(d) Without Cause. The Employer Group may terminate this Agreement and Executive’s employment under this Agreement during the Employment Period for any reason other than Death, Disability or Cause (“Without Cause”) by giving Executive written notice at least ninety (90) days in advance of the effective date of termination (the “Notice Period”). The Employer Group may, in its sole discretion, choose to make Executive’s termination effective prior to the end of the Notice Period, but if it does so, it will continue to pay, or pay the lump sum equivalent, of Executive’s Base Salary for the full ninety (90) day Notice Period. In the event of termination Without Cause, the Termination Date shall be the date on which the Notice Period expires; provided, however, that if Employer Group exercises its right to make the termination effective prior to the end of the Notice Period, the Termination Date shall be the last day worked by Executive.

(e) Good Reason. Executive may terminate this Agreement and his employment under this Agreement for Good Reason during the Employment Period as set forth below.

(i) For purposes of this Agreement, “Good Reason” means the occurrence of any of the following during the Employment Period without the Executive’s written consent:

(A) A material reduction in Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated Employer Group executives in substantially the same proportions;

(B) A material adverse change in Executive’s title, authority, duties, responsibilities or reporting relationships;

(C) A relocation of Executive’s principal place of employment fifty (50) or more miles away from Raleigh, North Carolina;

(D) Any material breach by the Employer Group of any material provision of this Agreement;

(E) The Employer Group’s failure to obtain an agreement from any successor to assume and agree to perform this Agreement in the same manner and to the same extent that the Employer Group would be required to perform if no succession had taken place, except where such assumption occurs by law.

(ii) To terminate this Agreement and his employment under this Agreement for Good Reason, Executive must provide written notice to Employer Group of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and must give Employer Group at least thirty (30) days from receipt of such notice to cure the condition constituting Good Reason (“Notice of Good Reason”). Such termination must be effective within one (1) year after the initial existence of the condition constituting Good Reason. In the event of termination For Good Reason, the Termination Date shall be the effective date specified in Executive’s Notice of Good Reason.

(f) Without Good Reason. Executive may terminate this Agreement and his employment under this Agreement during the Employment Period for any reason other than Good Reason (“Without Good Reason”) by giving Employer group written notice at least ninety (90) days in advance of the effective date of termination (“Notice of Termination”). The Employer Group may, in its sole discretion, choose to make Executive’s termination effective prior to the effective date specified in Executive’s Notice of Termination end of the Notice Period, but if it does so, it will continue to pay, or pay the lump sum equivalent, of Executive’s Base Salary for the full ninety (90) day period following its receipt of the notice. In the event of termination Without Good Reason, the Termination Date shall be the date specified in Executive’s Notice of Termination; provided, however, that if Employer Group exercises its right to make the termination effective prior to the date specified in the Notice, the Termination Date shall be the last day worked by Executive.

(g) Other Positions. Upon termination of this Agreement and Executive’s employment under this Agreement for any reason, Executive will be deemed to have automatically resigned from all positions Executive holds as an officer or member of the board of directors (or any committee thereof) of the Employer Group as of the effective date of termination.

8. Accrued Compensation at Termination.

(a) Upon termination or expiration of this Agreement and Executive’s employment under this Agreement for any reason, Employer Group shall pay to Executive: (a) all unpaid Base Salary earned through the last day of employment; (b) all cash Bonuses earned for Bonus Years prior to the year in which termination occurs which have not yet been paid; (c) all earned but unused paid time off; and (d) reimbursement for all approved expenses incurred by Executive through the last day of employment (collectively, the “Final Compensation”). The Final Compensation will be paid on the first regularly scheduled payday after Executive’s last day of employment, and will be subject to all tax and other applicable withholdings. Executive will receive any other vested benefits to which he may be entitled under any Employer Group benefit plan, in accordance with the terms and conditions of the governing plan documents.

(b) If this Agreement and Executive’s employment under this Agreement terminates due to Executive’s death or Disability, termination by the Employer Group without

Cause, or termination by Executive for Good Reason, Employer Group shall, in addition to the Final Compensation and benefits described above, pay to Executive his cash Bonus for the calendar year in which termination occurs, calculated as the average of the Annual cash Performance Bonus he earned in the three (3) complete calendar years immediately preceding the year in which termination occurs, prorated to reflect the proportional amount of Executive’s service during such calendar year. Such payment will be made no later than March 15 of the year following the end of the calendar year in which termination occurs, and will be subject to all tax and other withholdings. If this Agreement and Executive’s employment under this Agreement is terminated by the Employer for Cause or by Executive Without Good Reason, Executive will forfeit his cash Bonus for the calendar year in which termination occurs.

(c) Except as otherwise set forth in this Agreement, or as required by law or applicable benefit plan documents, all other compensation and benefits shall cease as of Executive’s last day of employment, and any such compensation and benefits not paid or disbursed as of the last day of Executive’s employment shall be forfeited. Nothing in this Section is intended or should be construed as limiting Executive’s vested rights under any applicable welfare, retirement or other benefit plan, subject to the terms and conditions of such plans.

9. Severance Benefits.

(a) Subject to the conditions below, if this Agreement and Executive’s employment under this Agreement is terminated by the Employer Group Without Cause or by Executive With Good Reason, Employer Group will provide to Executive severance benefits as set forth below (collectively, the “Severance Benefits”).

(i) Employer Group shall pay to Executive an amount equal to (a) two (2) times the Executive’s Base Salary for the calendar year in which the Termination Date occurs plus (b) two (2) times an amount which is the average value of the cash Performance Bonus paid to Executive in the three (3) complete calendar years immediately preceding the calendar year in which the Termination Date occurs (the “Severance Pay”). The Severance Pay will be paid in fifty-two (52) equal installments in accordance with the Employer Group’s regular payroll schedule (with each installment constituting a separate payment for purposes of Section 409A of the Internal Revenue Code), beginning on the first regular payday after the Release Effective Date (as defined below); provided, however, that if the Release Execution Period (as defined below) begins in one calendar year and ends in another calendar year, payments shall not begin until the first regular payday after the beginning of the second calendar year.

(ii) If Executive is eligible for and timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), Employer Group shall reimburse the Executive monthly for the monthly COBRA premium paid by Executive for himself and his dependents for a period of eighteen (18) months after the Termination Date (the “COBRA Reimbursement”). If the terms of the applicable plan documents do not allow Employer Group to continue to provide COBRA coverage to Executive and his dependents beyond the expiration of the statutorily-proscribed COBRA period, the Employer

Group shall make monthly cash payments to Executive in an amount equal to the monthly COBRA premium for coverage for Executive and his dependents for the duration of the eighteen (18) month period. Provided, however, that Employer Group’s obligations under this subsection shall terminate on the date on which the Executive enrolls in a group health plan offered by another employer that provides substantially similar coverage.

(b) Executive’s right to receive the Severance Benefits is conditioned upon Executive’s executing and delivering to Employer Group a release of claims against in substantially the form attached as Exhibit A (“Release”), such that the Release becomes irrevocable by the Executive no later than sixty (60) days after the Executive’s Termination Date (the “Release Execution Period”). The date on which the Release becomes irrevocable is referred to as the “Release Effective Date.”

10. Change In Control.

(a) If Employer Group terminates this Agreement and Executive’s employment under this Agreement Without Cause, or if Executive terminates this Agreement and Executive’s employment under this Agreement For Good Reason, within one (1) year after the occurrence of a Change in Control (as defined below), Executive shall be entitled to receive, in addition to the Final Compensation and Severance Benefits in Sections 8 and 9 above, but subject to the limitations contained in Section 11(b) below, the following (“Change In Control Severance Benefits”):

(i) A lump sum payment in an amount equal to the sum of (a) Executive’s Base Salary for the calendar year in which the Termination Date occurs and (b) the average cash Performance Bonus paid to Executive in the three (3) complete calendar years immediately preceding the calendar year in which the Termination Date occurs.

(ii) A lump sum payment in an amount equal to the monthly COBRA premium for coverage for Executive and his dependents for a period of one (1) year.

(b) The Change In Control Severance Benefits shall be paid on the same date as the first Severance Pay installment payment as set forth in Section 9(a)(i) above, but in any event no later than March 15 of the calendar year after the calendar year in which the Termination Date occurs.

(c) For purposes of this Agreement, (“Change In Control”) means the occurrence of one of the following:

(i) One person (or more than one person acting as a group) acquires ownership of stock of Yadkin Financial or Yadkin Bank that, together with the stock already held by such person(s), brings the total amount of stock owned by such person(s) above fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation;

(ii) One person (or more than one person acting as a group) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition) ownership of stock of Yadkin Financial or Yadkin Bank possessing thirty percent (30%) or more of the total voting power of the stock of such corporation;

(iii) A majority of the members of the Board of Directors of Yadkin Financial, or Yadkin Bank are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority (or alternative larger portion) of the members of such Board prior to the date of the appointment or election; or

(iv) The sale of all or substantially all of the assets of Yadkin Financial or Yadkin Bank.

(v) Notwithstanding the foregoing, a change in control which results from the issuance or transfer of shares in connection with obtaining new financing, reorganizations, or acquisitions shall not constitute a Change In Control for purposes of this Agreement. In addition, a transaction, the result of which is to transfer all or substantially all of the assets of Yadkin Financial, or Yadkin Bank to an Affiliate (as defined herein) shall not constitute a Change In Control for purposes of this Agreement. As used in this Agreement, (“Affiliate”) means, with respect to a party, any entity that controls or is controlled by such party, or is under common control by or with such party. An entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity.

(vi) Notwithstanding the foregoing, a Change In Control shall not occur unless such transaction constitutes a change in the ownership of Yadkin Financial or Yadkin Bank; a change in effective control of Yadkin Financial or Yadkin Bank; or a change in the ownership of a substantial portion of the assets of Yadkin Financial or Yadkin Bank under Section 409A.

11. Legal Compliance and Payment Conditions.

(a) Section 409A Compliance.

(i) This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption or exception thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption or exception. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall constitute and be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer Group makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer Group be liable for any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive due to non-compliance with Section 409A, unless such non-compliance results from Employer Group’s failure to comply with the provisions of this Section.

(ii) Notwithstanding any other provision of this Agreement, if at the time of Executive’s termination of employment he is a “specified employee” within the meaning of Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Executive on account of his separation of service shall not be paid until the first payroll date to occur following the six (6) month anniversary of the Executive’s Termination Date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six (6) month period shall be paid in a lump sum on the Specified Employee Payment Date with interest, and thereafter, any remaining payments shall be paid without delay in accordance with their original payment schedule. If Executive dies during the six (6) month period, any delayed payments shall be paid to the Executive’s estate in a lump sum upon Executive’s death.

(b) Section 280G.

(i) If any of the payments or benefits which Executive receives or may receive in the future (including, without limitation, any payments or benefits received in connection with a Change in Control or the termination of Executive’s employment, whether pursuant to this Agreement or any other plan, arrangement or agreement, or otherwise) (collectively, “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”) and would, but for this Section, be subject to excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Employer Group (by the minimum possible amounts) that is consistent with the requirements of Section 409A of the Code until no amount payable to the Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

(ii) All calculations and determinations under this Section shall be made by an independent accounting firm or independent tax counsel appointed by the Employer Group (“Tax Counsel”) whose determinations shall be conclusive and binding on the Employer Group and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Employer Group and the Executive shall furnish Tax Counsel with such information and documents as Tax Counsel may reasonable request in order to make its determinations under this Section. The Employer Group shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

(c) Other Applicable Law. All payments and benefits which Executives receives or may receive in the future under this Agreement in connection with termination of this Agreement and his employment hereunder shall be conditioned on compliance with all applicable statutes and regulations, including but not limited to 12 U.S.C. § 1828(k), and the obtaining of necessary regulatory approvals, if any.

12. Restrictive Covenants.

(a) Acknowledgement. Executive acknowledges that Employer Group has a substantial, legitimate business interest in protecting its Confidential Information, customer and other business relationships, good will and competitive position. Executive further acknowledges that as a result of the training, experience, and access to Employer Group Confidential Information Executive will receive during the course of employment, as well as Executive’s personal contacts with Employer Group’s customers and business associates, Executive will acquire information, the use or disclosure of which for the benefit of any person or entity other than the Employer Group would damage Employer Group’s legitimate business interests and cause irreparable harm to the Employer Group.

(b) Definitions. As used in this Agreement, the following terms have the meanings set forth below:

(i) “Competing Business” means commercial and retail banking.

(ii) “Competitor” means any person or entity that is engaged in commercial and retail banking.

(iii) “Protected Employee” means any person who: (i) had an employment, independent contractor or consulting relationship with the Employer Group at any time during the twelve (12) month period immediately preceding the Termination Date, or (ii) had or has an employment, independent contractor or consulting relationship with the Employer Group during the Restricted Period (as defined below).

(iv) “Protected Territory” means:

(A) North Carolina; and/or

(B) South Carolina.

(v) “Restricted Period” means the two (2) year period immediately following the termination of the Executive’s employment during the Employment Period by either party for any reason.

(c) Covenant Not to Compete. Executive agrees that during employment with the Employer Group, and during the Restricted Period, Executive will not, within the Protected Territory, directly or indirectly, on Executive’s on behalf or on behalf of any other person or entity:

(i) Engage, whether as a sole proprietor, owner, shareholder, officer, director, member, manager, partner, joint venturer franchisor, franchisee, employee, agent, independent contractor, consultant or in any other capacity, engage in any Competing Business, or assist or enable any other person or entity to do so;

(ii) Be employed or engaged as a consultant or contractor by any Competitor in any position in which Executive would perform (or direct or assist others in performing) duties that are substantially similar to those Executive performed for Employer Group during employment under this Agreement; or

(iii) Be employed or engaged as a consultant or contractor by any Competitor in any position in which Executive would perform (or direct or assist others in performing) duties that would require or permit Executive to use or disclose Employer Group’s Confidential Information for the benefit of any person or entity other than Employer Group.

(d) Covenant Not To Interfere with Employees. Executive agrees that during employment with the Employer Group, and during the Restricted Period, Executive will not, directly or indirectly, on Executive’s on behalf or on behalf of any other person or entity induce, encourage, influence or cause, or attempt to induce, encourage, influence or cause, any Protected Employee to terminate employment or such other relationship with the Employer Group, or assist any other person or entity in doing so.

(e) Reasonableness of Restrictions. Executive acknowledges and agrees that the restrictions and obligations in this section will not prevent Executive from obtaining gainful employment in Executive’s field of expertise or cause Executive undue hardship, and that the restrictions and obligations are reasonable and are no broader than necessary to protect the legitimate business interests of the Employer Group. Executive’s obligations under this Section shall be in addition to and not in lieu of any similar obligations Executive may owe to Employer Group under any other agreement.

13. Remedies. Executive acknowledges and agrees that Employer Group will suffer irreparable harm in the event Executive breaches his obligations under Sections 6 and 12 of this Agreement, in that monetary damages will be difficult or impossible to measure and will be inadequate to compensate Employer Group for such breach. Accordingly, Executive agrees that in the event he breaches any of his obligations under Sections 6 and 12 of this Agreement, that (i) any future payments under Section 9 of this Agreement will be forfeited and (ii) he shall repay to the Employer Group any payments made under Section 9 of this Agreement during any period he is determined by a court of competent jurisdiction to have been in breach of any of his obligations under Sections 6 and 12 of this Agreement, and (iii) the Employer Group will, in addition to any other rights, remedies or damages available to Employer Group at law or in equity, be entitled to injunctive relief in order to restrain any such breach by Executive. Nothing in this Agreement is intended or should be construed as prohibiting Employer Group from pursuing or obtaining any remedies that may be available to it for breach of such obligations, and in addition to obtaining injunctive relief, Employer Group may also be entitled to recover monetary damages and other legal and equitable remedies.

14. Indemnification. In the event any action, suit, proceeding, investigation or inquiry, whether civil or criminal, is asserted or threatened to be asserted by any party other than the Employer Group against Executive by reason of Executive’s current or prior service as an officer, director, member, executive, employee, agent or fiduciary of Employer Group, or current or prior service, at the request of Employer Group, as a director, officer, member, executive, employee, agent or fiduciary of any other corporation, partnership, joint venture, trust or other enterprise (“Proceeding”), Employer Group shall, to the fullest extent permitted by law, indemnify and hold Executive harmless from and against any and all liabilities, costs, claims, and expenses arising out of or relating to such Proceeding, including, but not limited to, attorneys’ fees and other costs and expenses incurred in defense of any Proceeding. Employer Group shall pay such expenses in advance of the final disposition of any Proceeding upon receipt of: (a) a written request for payment with appropriate documentation reflecting the incurrence, nature and amount of the costs and expenses for which payment is being sought; and (b) an undertaking adequate under applicable law by or on behalf of Executive to repay the amounts so paid if it is ultimately determined that Executive is not entitled to be indemnified under this Agreement. This indemnification obligation shall survive any expiration or termination of this Agreement or Executive’s employment under this Agreement and is in addition to, and not in lieu of or in limitation of, any other indemnification to which Executive may be entitled at law or in accordance with any contractual obligation or policy of Employer Group. During the Period of Employment and for a period of six (6) years thereafter, Employer Group shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage to Executive on terms that are at least equal to such coverage provided to other directors, officers or senior executives of Employer Group.

15. Notices.

(a) All notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally; sent by registered or certified mail, return receipt requested; or sent by nationally recognized and reputable commercial overnight delivery service, and shall be deemed to have been given on the date of personal delivery, or on the first business day following the date on which such notice was property deposited with the United States Postal Service or commercial overnight delivery service as set forth above. Notices and communications shall be delivered or sent to the parties at the addresses indicated below:

(i)	To Executive:

Steven W. Jones

409 Lake Boone Trail Drive

Raleigh, NC 27608

(ii)	To Yadkin Financial:

204 South Elm Street

Statesville, NC 28677

Attn: EVP/Human Resources

(iii)	To Yadkin Bank:

204 South Elm Street

Statesville, NC 28677

Attn: EVP/Human Resources

16. Survival. Upon expiration or termination of this Agreement by any party for any reason, the respective rights and obligations of the parties shall survive such expiration or termination for any period necessary for the parties to discharge their obligations to the fullest extent or as otherwise necessary to carry out the intentions of the parties under this Agreement.

17. Severability. The provisions of this Agreement are distinctly separable and severable. The invalidity or unenforceability of any provision shall have no effect on the validity or enforceability of any other provision. The Agreement will be construed in all respects as if the invalid or unenforceable provision were not contained in the Agreement, and all remaining provisions will remain in full force or effect.

18. Mediation. In the case of any dispute arising under this Agreement which cannot be resolved by reasonable discussion, the parties agree that, prior to commencing any proceeding, they will first engage the services of a professional mediator agreed upon by the parties and attempt in good faith to resolve the dispute through confidential mediation. Employer Group and Executive shall each bear one-half (1/2) of the mediator fees and expenses, but each party shall bear its own attorneys’ fees and expenses. This Section shall not apply to any action by Employer Group to enforce Sections 6 and 12 of this Agreement.

19. Binding Effect and Assignment. Employer Group may assign this Agreement to any successor or purchaser of substantially all the business or assets of Employer Group. Employer Group will require any successor or purchaser (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer Group to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer Group would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of Employer Group’s successors and assigns. This Agreement may not be assigned by Executive and any purported assignment by Executive shall be null and void.

20. Construction. All parties hereto have participated jointly and equally in the negotiation and drafting of this Agreement. Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply or be used in the interpretation or construction of this Agreement. Instead, the language of all provisions of this Agreement shall be construed as a whole and in accordance with its fair meaning, and not for or against any specific party.

21. Entire Agreement. Except as specifically provided otherwise herein, this Agreement contains the entire agreement among the parties regarding the matters set forth in this Agreement, and supersedes and replaces all prior or contemporaneous negotiations, discussions, understandings, agreements, and representations, whether written or oral, with respect to such matters. The parties acknowledge and agree that no representations, inducements, promises or agreements, whether oral or written, have been made by any other party or anyone acting on behalf of any other party which is not embodied in this Agreement. The terms of this Agreement are contractual and not a mere recital.

22. Modification and Waiver. The terms of this Agreement may be amended or modified only in a writing signed by all parties that makes specific reference to this Agreement. No waiver by any party of any breach by any other party of, or failure to insist on any other party’s strict compliance with, any provision of this Agreement shall constitute a waiver of any other provision or of any future breach or threatened breach of any provision of this Agreement; nor shall delay by any party in exercising any right such party may have under this Agreement constitute a waiver or in any way preclude any other or further exercise of such right or any other right under this Agreement.

23. Full Capacity. The persons signing this Agreement represent that they have full authority and representative capacity to execute this Agreement in the capacities indicated below and to perform all obligations under this Agreement.

24. Governing Law and Choice of Forum. This Agreement will be governed by and construed in accordance with the laws of the State of North Carolina without regard to principles of conflict of laws, except to the extent preempted by the laws of the United States of America. The parties agree that any suit, action or proceeding arising out of or relating to this Agreement or Executive’s employment under this Agreement shall be brought in the North Carolina state courts or the United States district courts located in Wake County, North Carolina, which courts shall have exclusive jurisdiction over such suits, actions or proceedings. The parties hereby consent to the jurisdiction of such courts and waive any and all objections to or defenses based on venue, personal jurisdiction, or inconvenient forum to any proceeding maintained in such courts.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below, effective as of the Effective Date in the opening paragraph.

Executive

/s/ Steven W. Jones		Date:	April 10, 2014
Steven W. Jones

Yadkin Financial Corporation

/s/ Joseph H. Towell
Name:	Joseph H. Towell
Title:	President and Chief Executive Officer

Date:	April 23, 2014

Yadkin Bank

/s/ Joseph H. Towell
Name:	Joseph H. Towell
Title:	President and Chief Executive Officer

Date:	April 23, 2014

EXHIBIT A – Form of Release

RELEASE

1. Release by Executive. In consideration of certain payments and benefits made or to be made to                              (“Executive”) pursuant to the terms of his April     , 2014 Executive Employment Agreement (“Employment Agreement”) with Yadkin Financial Corporation, and Yadkin Bank (“Employer Group”), Executive, on his own behalf and on behalf of his heirs and assigns, hereby irrevocably and unconditionally releases and forever discharges, individually and collectively, Yadkin Financial Corporation, and Yadkin Bank and their respective past, present and future officers, directors, shareholders, employees, representatives, parent companies, subsidiaries, affiliated companies, employee benefit plan administrators and trustees, predecessors, successors, assigns and all other persons acting by, through or in concert with them (collectively, the “Released Parties”), from any and all charges, claims, complaints, demands, liabilities, actions or causes of action, losses, costs or expenses of any kind whatsoever (including related attorneys’ fees and costs), known or unknown, suspected or unsuspected, contingent or absolute, that Executive may now have or has ever had against the Employer Group by reason of any acts, omissions, transactions or events occurring at any time through and including the date Executive signs this Release. This Release applies, without limitation, to all claims of any nature whatsoever relating to any alleged disparate treatment, denial of wages or benefits, wrongful or unlawful discharge or other adverse employment decision, all claims relating to any contract of employment or promises of compensation, whether express or implied, or any other claim related to Executive’s employment with the Employer Group, or termination of Executive’s employment with the Employer Group, including, but not limited to, any claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the North Carolina common law doctrine of wrongful discharge, the Americans With Disabilities Act, the Employment Retirement Income Security Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the North Carolina Wage and Hour Act, and other applicable federal, state or local laws, ordinance or regulations relating to discrimination and/or employee benefits of any type whatsoever to the full extent permitted by law.

2. Exclusions from Release. This Release does not apply to claims that arise after the date Executive signs this Release, as indicated by the date affixed to his signature below; to claims arising out of or relating to any provisions of the Employment Agreement that survive termination of the Employment Agreement and Executive’s employment thereunder, or to claims for accrued benefits which may now or hereafter be due Executive under any employee retirement or welfare benefit plan maintained by the Employer Group. Nor does this release apply to claims under the North Carolina Workers Compensation Act; however, Executive acknowledges and agrees that Executive has not suffered any work-related injury or illness for which Executive has not already filed a claim. Executive understands and agrees that this Release does not affect Executive’s right to file a charge with an administrative agency or participate in any agency investigation, but does bar Executive’s right to receive monetary compensation in connection with any charge or lawsuit filed by Executive or by any other person or entity, or by the Equal Employment Opportunity Commission or any other federal, state or local government agency.

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3. Release of ADEA Claims. Executive understands that the claims released in this Release include claims under the Age Discrimination in Employment Act. Employer Group hereby advises Executive to consult with an attorney before signing this Release. Executive acknowledges that he has been so advised and has had the opportunity to consult with an attorney of his/her choosing before signing this Release. Executive acknowledges and agrees that he has read the entire Release and understands its terms, and knowingly, freely and voluntarily assents to all of its terms. Executive further acknowledges and agrees that he has had a period of at least twenty-one (21) days (“Consideration Period”) to consider the terms of this Release and decide whether to execute it, and that if Executive executes this Release before the end of the Consideration Period, Executive was not induced to do so by any representation of the Employer Group, but decided to do so after careful and thorough consideration of the Release and after having had an opportunity to consult with an attorney.

4. Non-disparagement. Neither the Executive nor the Employer Group shall (except as required by law) communicate to anyone, whether verbally, in writing, or in any other manner, any statement that is intended to cause or that reasonably would be expected to cause a person to whom it is communicated to have a lowered opinion of the other party, including a lowered opinion of any services provided by the other party; provided however that only communications from a member of the Employer Group’s Board of Directors shall be deemed to be made on behalf of the Employer Group for purposes of this provision.

5. Revocation. Executive may revoke this Release by giving written notice of revocation within seven (7) days following the date on which Executive executes this Release, as indicated by the date affixed to his signature below (the “Revocation Period”); the notice must be delivered to the Employer Group’s EVP/Human Resources as set forth in Section 15 of the Employment Agreement before the end of the business day on the last day of the Revocation Period. If Executive revokes this Agreement, it will become null and void in its entirety, and Executive will not receive some or all of the payments provided for in the Employment Agreement.

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IN WITNESS WHEREOF, Executive has duly executed this Release as of the date indicated below.

Executive

Date:

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